SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2015

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan 48326

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 12, 2015, BorgWarner Inc., a Delaware corporation (“BorgWarner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Remy International, Inc., a Delaware corporation (“Remy”), and BorgWarner’s wholly-owned subsidiary, Band Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for the merger of Merger Sub with and into Remy (the “Merger”), with Remy surviving the Merger as a wholly-owned subsidiary of BorgWarner. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.0001 per share of Remy issued and outstanding immediately prior to the effective time of the Merger (each, a “Share”) (other than (i) Shares owned by BorgWarner, Merger Sub or Remy, or by any subsidiary of BorgWarner, Merger Sub or Remy, in each case except to the extent held by any such person on behalf of a third party and (ii) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive cash in an amount, without interest, equal to $29.50.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding Shares, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the making or obtaining of any filings, authorizations, consents or approvals regarding the Merger required pursuant to Antitrust Laws (as defined in the Merger Agreement) in Austria, Germany, China, Korea and Mexico and the termination or expiration of any applicable waiting period thereunder and (iv) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance with its agreements and covenants contained in the Merger Agreement and (c) the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Merger. The Merger Agreement also includes customary representations, warranties and covenants of Remy, BorgWarner, and Merger Sub.

The Merger Agreement also includes specified termination rights for both Remy and BorgWarner. In certain circumstances, Remy must pay to BorgWarner a termination fee in connection with the termination of the Merger Agreement.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Remy or BorgWarner in its public reports filed with the SEC. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the Merger Agreement. The Merger Agreement includes representations, warranties and covenants of Remy, BorgWarner and Merger Sub made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Remy, BorgWarner and Merger Sub and may be subject to important qualifications and limitations agreed to by Remy, BorgWarner and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Remy’s or BorgWarner’s SEC filings or may have been used for purposes of allocating risk among Remy, BorgWarner and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Remy, BorgWarner, Merger Sub or any of their respective subsidiaries or affiliates.

Item 7.01	Regulation FD Disclosure.

On July 13, 2015, BorgWarner issued a press release announcing the execution of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On July 12, 2015, concurrently with the execution of the Merger Agreement, BorgWarner and H Partners Management, LLC, H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd. and Rehan Jaffer (collectively, “H Partners”) and the Company entered into a voting and support agreement (“Voting and Support Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, H Partners agreed to vote all Shares beneficially owned by H Partners, representing approximately 8.7% of the outstanding Shares of the Company, in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and any other matter to be approved by the stockholders of the Company to facilitate such transactions, and not to vote in favor of any alternative transactions. H Partners has also agreed to be subject to the same restrictions on the solicitation or initiation of other acquisition proposals and on engaging in discussions regarding such proposals as are applicable to the Company’s representatives pursuant to the Merger Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

2.1	Agreement and Plan of Merger, dated as of July 12, 2015, by and among BorgWarner Inc., Band Merger Sub, Inc. and Remy International, Inc.*

99.1	Press Release of BorgWarner Inc. issued July 13, 2015

*	The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: July 14, 2015	By:	/s/ John J. Gasparovic
	Name:	John J. Gasparovic
	Title:	Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 12, 2015, by and among BorgWarner Inc., Band Merger Sub, Inc. and Remy International, Inc.

99.1	Press Release of BorgWarner Inc. issued July 13, 2015

5